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MIDSOUTH BANCORP, INC. AND SUBSIDIARIES                               EXHIBIT 11
COMPUTATION OF EARNINGS PER SHARE  (Unaudited)
FOR THE THREE  AND SIX MONTHS ENDED JUNE 30, 1998 AND 1997


				    Second Quarter   Second Quarter   Year-to-Date     Year-to-Date
				      June 30,         June 30,         June 30,         June 30,
BASIC                                   1998             1997             1998             1997
				    ______________   ______________   ____________     ____________

Earnings:
    Income applicable to common
      stock                            $641,208         $442,565       $1,156,196         $784,180
				     ==========       ==========      ===========       ==========
Shares:
    Weighted average number of
      common shares outstanding       1,597,367        1,559,891        1,592,547        1,551,856
				     ==========       ==========      ===========       ==========
																											 16593080
Basic earnings per common share:
    Income applicable to common
      stock                               $0.40            $0.28            $0.73            $0.51
				     ==========       ==========      ===========       ==========


DILUTED

Earnings:
    Net income                         $678,652         $482,511       $1,231,160         $863,933
				     ==========       ==========      ===========       ==========

Weighted average number of
    common shares outstanding         1,597,367        1,559,891        1,592,547        1,551,856

    Assuming exercise of options,
      reduced by the number of
      shares which could have
      been purchased with the
      proceeds from exercise of
      such options at the
      average issue price                51,304                -           51,415                -

    Assuming conversion of
      preferred stock at a
      conversion rate of 1 to
      1.999 shares                      317,653          337,704          318,886          334,686
				     __________       __________      ___________       __________
    Weighted average number of
      common shares outstanding,
      as adjusted                     1,966,324        1,897,595        1,962,848        1,886,542
				     ==========       ==========      ===========       ==========


Diluted earnings per common
  share                                   $0.35            $0.25            $0.63            $0.46
				     ==========       ==========      ===========       ==========

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